Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

FACSIMILE: (212) 370-7889

www.egsllp.com

July 24, 2018

VIA EDGAR

MYOS RENS Technology Inc.

45 Horsehill Road, Suite 106

Cedar Knolls, New Jersey 07927

Ladies and Gentlemen:

We have acted as counsel to MYOS RENS Technology Inc., a Nevada corporation (the “Company”), in connection with the offering and sale by the Company of up to $1,650,000 of shares of common stock of the Company, par value $0.001 per share (the “Shares”), including the associated Series A preferred stock purchase rights (the “Rights”), pursuant to a sales agreement dated July 24, 2018 by and between the Company and H.C. Wainwright & Co., LLC (the “Sales Agreement”). The Shares are being offered for sale pursuant to the Company’s registration statement on Form S-3 (File No. 333-221119) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and the prospectus, dated May 15, 2018 (the “Prospectus”) and the Prospectus Supplement filed pursuant to Rule 424(b) under the Securities Act, dated July 24, 2018 (the “Prospectus Supplement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus and Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photocopied), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified copies or photocopied.

We have also assumed that, at the time of issuance and sale of Shares under the Sales Agreement, a sufficient number of shares of common stock shall be authorized and available for issuance and that the consideration for the issuance and sale of the Shares shall be in an amount that is not less than the par value of the common stock and not less than any minimum share price specified by the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued, sold and paid for as contemplated in the Prospectus Supplement and Sales Agreement, will be validly issued, fully paid and nonassessable and the Rights will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under “Legal Matters” in the Prospectus Supplement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ ELLENOFF GROSSMAN & SCHOLE LLP
ELLENOFF GROSSMAN & SCHOLE LLP